As filed with the Securities and Exchange Commission on November 17, 2016
Registration No. 333-185640

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
POST-EFFECTIVE AMENDMENT NO. 18
TO
FORM S-11
on
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)
_____________________

Maryland (State or Other Jurisdiction of Incorporation or Organization)	399 Park Avenue, 18th Floor New York, New York 10022 (212) 547-2600 (Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)	90-0916682 (I.R.S. Employer Identification No.)
_____________________
Daniel R. Gilbert
Chairman, Chief Executive Officer and President
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________
With Copies to:

Judith D. Fryer, Esq. Joseph A. Herz, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200	Jenny B. Neslin General Counsel and Secretary 399 Park Avenue, 18th Floor New York, New York 10022 (212) 547-2600
_____________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☒
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐(Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

Explanatory note: This registration statement (Reg. No. 333-185640) for the registrant’s primary offering of up to $1,500,000,000 in shares of common stock and distribution reinvestment plan offering of up to $150,000,000 in shares of common stock was first declared effective by the Staff on May 6, 2013. This Post-Effective Amendment No. 18 to Form S-11 on Form S-3 (the “Amended Registration Statement”) amends the registrant’s registration statement to make it a distribution reinvestment plan only registration statement. The registrant has previously reallocated $150,000,000 of unsold shares remaining from its primary offering to the distribution reinvestment plan offering. As a result, the registrant is offering a maximum of $300,000,000 in shares pursuant to its distribution reinvestment plan on this Amended Registration Statement. As of November 16, 2016, the Company had sold $52.5 million in shares under its DRP, with $247.5 million in shares remaining to be sold.

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
Maximum Offering of $300,000,000 in Shares of Common Stock

NorthStar Real Estate Income II, Inc. is a Maryland corporation formed to originate, acquire and asset manage a diversified portfolio of commercial real estate, or CRE, debt, equity and securities investments. We believe that we have qualified as a real estate investment trust, or REIT, for United States federal income tax purposes commencing with our taxable year that ended December 31, 2013 and we intend to continue to operate in a manner so that we continue to qualify as a REIT.

We have established an amended and restated distribution reinvestment plan, or the DRP, designed to provide existing holders of shares of our common stock with an economical and convenient method to designate the cash distributions on all of their shares for reinvestment in more shares of our common stock through the DRP. Our DRP is attached hereto as Appendix A. Some of the significant features of the DRP are as follows:

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Our current stockholders may purchase additional shares, if desired, by automatically reinvesting all of their cash distributions attributable to the class of shares they own in shares of common stock of the same class under the DRP.

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Shares of our common stock issued pursuant to the DRP are being offered at $9.05 per Class A and Class T share, which is the estimated per share value of our common stock of each class as of September 30, 2015. Upon the recommendation of the audit committee of our board of directors, or our board, our board approved and established the foregoing estimated value per share on November 10, 2015. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined estimated value per share of such class of shares.

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Stockholders may participate in the DRP by completing and executing a distribution change form. A distribution change form is attached as Appendix B to this prospectus and may be obtained at any time by calling NorthStar Real Estate Income II, Inc. at (212) 547-2600 or by writing to us at 399 Park Avenue, 18th Floor, New York, New York 10022. If you are already enrolled in the DRP, no action is required.

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You may discontinue reinvestment of distributions under the DRP with respect to some or all of your shares at any time without penalty by delivering written notice to us. A withdrawal from participation in the DRP will be effective with respect to distributions for a monthly distribution period only if written notice of termination is received at least ten days prior to the next investment date.

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We may amend, suspend or terminate the DRP for any reason, except that we may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP, upon ten days prior written notice to participants.

•	Dividends are still taxable to you even though they will be reinvested in shares of our common stock pursuant to the DRP.

•	There is no public trading market for our shares, and there can be no assurance that a market will develop in the future.
Investing in shares of our common stock is speculative and involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” on page 3 of this prospectus, as well as under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation by Reference” and “Where You Can Find Additional Information,” carefully before you invest in shares of our common stock.

Neither the Securities Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

	Offering Price Per Share(1)	Maximum Proceeds (Before Expenses)
Class A and Class T Common Stock, $0.01 par value per share	$9.05	$300,000,000
(1)	Shares offered pursuant to the DRP will be offered at 100% of the most recently determined estimated value per share, which is currently $9.05 per Class A and Class T share.
The date of this prospectus is November 17, 2016

SUITABILITY STANDARDS

The shares of common stock we are offering are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is no public market for our shares, you will have difficulty selling any shares that you purchase. You should not buy shares of our common stock if you need to sell them immediately or if you will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for investors in this offering and subsequent purchasers of our shares. These suitability standards require that a purchaser of shares have either:

•     a net worth of at least $250,000; or
•     gross annual income of at least $70,000 and a net worth of at least $70,000.

The following states have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the special suitability standards set forth below.
California—A California investor must have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $70,000 and a net worth of $150,000, and the total investment in our offering may not exceed 10% of the investor’s net worth.
Oregon—An Oregon investor’s aggregate investment in us and our affiliates may not exceed 10% of the investor’s net worth.
For purposes of determining the suitability of an investor, net worth (total assets minus total liabilities) in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. In the case of sales to fiduciary accounts (such as individual retirement accounts, or IRAs, Keogh Plans or pension or profit-sharing plans), these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

NorthStar Asset Management Group Inc. (NYSE: NSAM), our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisers recommending the purchase of shares in our offering must make every reasonable effort to determine that the purchase of shares in our offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

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PROSPECTUS SUMMARY
This prospectus summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to participate in the DRP. You should also review the section of this prospectus titled “Incorporation by Reference.”

NorthStar Real Estate Income II, Inc.
NorthStar Real Estate Income II, Inc. was formed to originate, acquire and asset manage a diversified portfolio of commercial real estate, or CRE, debt, equity and securities investments predominantly in the United States. CRE debt investments include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans and preferred equity interests. Real estate equity investments include direct ownership in properties, which may be structurally senior to a third-party partner’s equity, as well as indirect interests in real estate through real estate private equity funds. CRE securities primarily consist of commercial mortgage-backed securities, or CMBS, and may include unsecured REIT debt, collateralized debt obligation, notes and other securities. We may also invest internationally. In addition, we own investments through joint ventures. We were formed on December 11, 2012 as a Maryland corporation and commenced operations in September 2013. We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2013. We conduct our operations so as to continue to qualify as a REIT for U.S. federal income tax purposes.

Our office is located at 399 Park Avenue, 18th Floor, New York, New York 10022. Our telephone number is (212) 547-2600. Information regarding our company is also available on our website at www.northstarsecurities.com/income2. The information contained on our website is not incorporated into this prospectus.

Terms of this Offering
We are offering a maximum of $300,000,000 in Class A and Class T shares of our common stock to our existing stockholders pursuant to the DRP. Shares of our common stock issued pursuant to the DRP are initially being offered at $9.05 per Class A and Class T share, which is the estimated per share value of our common stock of each class as of September 30, 2015, as approved and established by our board on November 10, 2015. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined estimated value per share of such class of shares. As of November 16, 2016, we had sold $52.5 million in shares under the DRP, with $247.5 million in shares remaining to be sold.

This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling shares in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Distribution Reinvestment Plan
This prospectus describes the DRP, which is designed to offer our existing stockholders a simple and convenient way to invest their cash distributions in additional shares of our common stock without paying any selling commissions, fees or service charges. Regardless of your participation in the DRP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in the DRP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. We may amend, suspend or terminate the DRP for any reason, except that we may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP, upon ten days prior written notice to participants.

Use of Proceeds

We expect to use substantially all of the net proceeds from the sale of shares under our DRP to repurchase shares under our share repurchase program, make additional investments and for general corporate purposes. We will pay actual expenses incurred in connection with the registration and offering of our DRP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $89,000.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRP.

Incorporation by Reference

This prospectus incorporates by reference documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2015 and all future documents we file pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and under Item 1A of Part II of our Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act, which are incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to our ability to pay distributions to our stockholders, our reliance on our advisor and our sponsor, the operating performance of our investments, our financing needs, the effects of our current strategies and investment activities and our ability to effectively deploy capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward-looking statements. These factors include, but are not limited to:

•	adverse economic conditions and the impact on the commercial real estate industry;

•	our ability to deploy capital quickly and successfully and achieve a diversified portfolio consistent with our target asset classes;

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our dependence on the resources and personnel of our advisor, our sponsor and their affiliates, including our advisor’s ability to source and close on attractive investment opportunities on our behalf;

•	the performance of our advisor, our sponsor and their affiliates;

•	our liquidity and access to capital;

•	our use of leverage;

•	our ability to make distributions to our stockholders;

•	the lack of a public trading market for our shares;

•	the effect of economic conditions on the valuation of our investments;

•	the effect of paying distributions to our stockholders from sources other than cash flow provided by operations;

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the impact of our sponsor’s recently announced merger agreement with NorthStar Realty Finance Corp. and Colony Capital, Inc., including the ability to consummate the merger on the terms contemplated or at all, and whether any of the anticipated benefits to our advisor’s and its affiliates’ platform will be realized in full or at all;

•	our advisor’s and its affiliates’ ability to attract and retain qualified personnel to support our growth and operations and potential changes to key personnel providing management services to us;

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our reliance on our advisor and its affiliates and sub-advisors/co-venturers in providing management services to us, the payment of substantial fees to our advisor, the allocation of investments by our advisor and its affiliates among us and the other sponsored or managed companies and strategic vehicles of our sponsor and its affiliates, and various potential conflicts of interest in our relationship with our sponsor;

•	a change in the ownership or management of our sponsor;

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the impact of market and other conditions influencing the availability of equity versus debt investments and performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments;

•	changes in our business or investment strategy;

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the impact of economic conditions on borrowers of the debt we originate and acquire and the mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants of the real property that we own;

•	changes in the value of our portfolio;

•	the impact of fluctuations in interest rates;

•	availability of opportunities, including our advisor’s ability to source and close on debt, equity and securities investments;

•	our ability to realize current and expected returns over the life of our investments;

•	any failure in our advisor’s and its affiliates’ due diligence to identify relevant facts during our underwriting process or otherwise;

•	illiquidity of debt investments, equity investments or properties in our portfolio;

•	our ability to finance our assets on terms that are acceptable to us, if at all, including our ability to complete securitization financing transactions;

•	environmental compliance costs and liabilities;

•	risks associated with our joint ventures and unconsolidated entities, including our lack of sole decision making authority and the financial condition of our joint venture partners;

•	increased rates of loss or default and decreased recovery on our investments;

•	the degree and nature of our competition;

•	the effectiveness of our risk and portfolio management systems;

•	the potential failure to maintain effective internal controls, disclosure and procedures;

•	regulatory requirements with respect to our business generally, as well as the related cost of compliance;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs, and changes to laws affecting non-traded REITs and alternative investments generally;

•	our ability to maintain our qualification as a REIT for federal income tax purposes and limitations imposed on our business by our status as a REIT;

•	the loss of our exemption from registration under the Investment Company Act of 1940, as amended;

•	general volatility in capital markets;

•	the adequacy of our cash reserves and working capital; and

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other risks associated with investing in our targeted investments, including changes in our industry, interest rates, the securities markets, the general economy or the capital markets and real estate markets specifically.

The foregoing list of factors is not exhaustive. All forward-looking statements included in this prospectus are based on information available to us on the date hereof and we are under no duty to update any of the forward- looking statements after the date of this prospectus to conform these statements to actual results.

As discussed under “Risk Factors” on page 3 of this prospectus, factors that could have a material adverse effect on our operations and future prospects are set forth in our filings with the SEC, including in Part I, Item 1A of our most recent Annual Report on Form 10-K and under Part II, Item 1A of our Quarterly Reports on Form 10-Q under the heading “Risk Factors” in such reports. The risk factors set forth in our filings with the SEC could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this prospectus.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN

What is the purpose of the DRP?
The DRP is designed to offer our existing stockholders a simple and convenient way to invest their cash distributions in additional shares of our common stock without paying any selling commissions, fees or service charges. Our DRP is attached hereto as Appendix A. We expect to use substantially all of the net proceeds from the sale of shares under the DRP to repurchase shares under our share repurchase program, make additional investments and for general corporate purposes.
How are my distributions reinvested?
If you choose to participate in the DRP, we will apply distributions on the shares of stock registered in your name to purchase additional shares for you. Purchases will be made directly from us and must be in the same class as the shares for which such stockholder received distributions that are being invested. Participants may participate in the DRP with respect to all or a portion of the shares of stock owned by them. The allocation of shares of our common stock among participants may result in the ownership of fractional shares, computed to three decimal places.

The distributions paid on shares acquired through the DRP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.
What is the purchase price of shares in the DRP?
There is no public trading market for the shares of our common stock, and there can be no assurance that a market will develop in the future. Shares of Class A and Class T of our common stock issued pursuant to the DRP are initially being offered at $9.05 per share, which is the estimated per share value of our common stock of each class as of September 30, 2015, as approved and established by our board on November 10, 2015. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined estimated value per share of such class of shares.

The selling price of shares of common stock issued pursuant to the DRP may not be indicative of the price at which such shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.
Who is eligible to participate in the DRP?
You are eligible to participate in our DRP if you are a holder of record of shares of our common stock and the shares are registered in your name with respect to 100% of your shares. In addition, we have established suitability standards for all stockholders, including subsequent transferees, which you must satisfy in order to participate in our DRP. See “Suitability Standards.” If your shares are held of record by a broker or nominee, to enroll in our DRP, you will need to arrange for that entity to transfer ownership of the shares to you. We may refuse participation in our DRP to stockholders residing in states where shares offered pursuant to our DRP are neither registered under applicable securities laws nor exempt from registration.

How do I enroll in the DRP?
Eligible persons may become a participant in our DRP at any time by completing and signing a distribution change form. A distribution change form is attached as part of Appendix B to this prospectus and may be obtained at any time by calling NorthStar Real Estate Income II, Inc. at (212) 547-2600 or by writing to us at 399 Park Avenue, 18th Floor, New York, New York 10022. If you are already enrolled in our DRP, no action is required.

Your participation in our DRP will begin with the first distribution payment after your signed distribution change form is received, provided such form is received on or before ten days prior to the record date established for that distribution. If your distribution change form is received after the record date for any distribution and before payment of that distribution, the distribution will be paid to you in cash and reinvestment of your distributions will not begin until the next distribution payment date.

You will remain a participant of our DRP until you deliver to us written notice of your desire to terminate your participation (described more fully below under “How do I terminate participation in our DRP?”).
Who administers the DRP for participants?
Our DRP will be administered directly by us or an affiliate of ours as our DRP Administrator, but a different entity may act as DRP Administrator in the future. Our DRP Administrator will keep all records of your DRP accounts and send statements of your account to you.
When will shares be purchased under the DRP?
Shares will be purchased for you under our DRP on the date on which common stock distributions are paid. We intend to pay distributions monthly, which will ordinarily be on or about the first day of each month, but we may change to quarterly distribution payments in our sole discretion. If the aggregate amount of distributions to participants exceeds the amount required to purchase all shares of our common stock then available for purchase, we will purchase all available shares of our common stock and will return all remaining distributions to the participants. We will allocate the purchased shares of our common stock among the participants based on the portion of the aggregate distributions received on behalf of each participant, as reflected in our records. Neither we nor the DRP Administrator will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the DRP Administrator from buying shares of common stock or interfere with the timing of such purchases.
Who will assume the costs of administering the DRP?
Purchases under the DRP will not be subject to selling commissions, dealer manager fees or due diligence reimbursements. All costs of administration of the DRP will be borne by us.
What is the distribution fee on Class T shares?
The amount available for distributions on all Class T shares, including Class T shares issued pursuant to the DRP, will be reduced by the amount of distribution fees payable with respect to the Class T shares issued in the primary offering of our initial public offering. All Class T shares will receive the same per share distributions. The distribution fee is calculated on outstanding Class T shares issued in the primary offering of our initial public offering in an amount equal to 1.0% per annum of the most recent estimated per share value of Class T shares. We will cease paying distribution fees with respect to each Class T share on the earliest to occur of the following: (i) a listing of shares of our common stock on a national securities exchange; (ii) such Class T share is no longer outstanding; (iii) our dealer manager’s determination that total underwriting compensation from all sources, including dealer manager fees, selling commissions, distribution fees and any other underwriting compensation paid to participating broker dealers with respect to all Class A shares and Class T shares would be in excess of 10% of the gross proceeds of the primary portion of this offering; or (iv) the end of the month in which the transfer agent, on our behalf, determines that total underwriting compensation with respect to the Class T primary shares held by a stockholder within his or her particular account, including dealer manager fees, selling commissions, and distribution fees, would be in excess of 10% of the total gross offering price at the time of the investment in the Class T shares held in such account. We cannot predict if or when this will occur. All Class T shares will automatically convert into Class A shares upon a listing of shares of our common stock on a national securities exchange. With respect to item (iv) above, all of the Class T shares held in a stockholder’s account will automatically convert into Class A shares as of the last calendar day of the month in which the 10% limit on a particular account is reached. With respect to a conversion of Class T shares into Class A shares, each Class T share will convert into an amount of Class A shares based on the respective net asset value per share for each class. Stockholders will receive notice that their Class T shares have been converted into Class A shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent, notification from the transfer agent or notification through the next account statement following the conversion. We currently expect that any such conversion will be on a one-for-one basis, as we expect the net asset value per share of each Class A share and Class T share to be the same, except in the unlikely event that the distribution fees payable by us exceed the amount otherwise available for distribution to holders of Class T shares in a particular period (prior to the deduction of the distribution fees), in which case the excess will be accrued as a reduction to the net asset value per share of each Class T share.
When will I receive reports about my investments under the DRP?
You will receive a statement of your account within 90 days after the end of the fiscal year. The statements will contain a report of all transactions with respect to your account since the last statement, including information with respect to the distributions reinvested during the year, the number of shares purchased during the year, the per share purchase price for such shares and the total number of shares purchased on your behalf pursuant to the DRP. In addition, tax information with respect to income earned on shares under the DRP for the year will be included in the account statements.

In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.
How do I terminate participation in the DRP?
You may terminate your participation in our DRP at any time and without penalty upon written notice to us. If you choose to terminate your participation in our DRP, you must terminate your entire participation in our DRP and you will not be allowed to terminate in part. To be effective for any distribution period, such notice must be received by us at least five days prior to the next investment date. A notice of termination received by our DRP Administrator after such cutoff date will not be effective until the next following investment date. Participants who terminate their participation in our DRP may thereafter rejoin our DRP by notifying us and completing all necessary forms and otherwise as required by us.
Can the company terminate my participation in the DRP?
We may terminate your individual participation in our DRP at any time by notice to you if your continued participation will, in the opinion of our board, cause the ownership limits contained in our charter to be violated or otherwise jeopardize our status as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

If we terminate your participation in our DRP or you terminate your participation in our DRP, we will update our stock records to include the number of whole shares in your DRP account. For any fractional shares of stock in your DRP account, our DRP Administrator may either (i) send you a check in payment for any fractional shares in your account or (ii) credit your stock ownership account with any such fractional shares.
Can the DRP be amended, suspended or terminated?
Our board may, in its sole discretion, terminate our DRP, amend or suspend any aspect of our DRP without the consent of DRP participants or other stockholders, provided that written notice of any material amendment is sent to DRP participants at least 10 days prior to the effective date of that amendment and provided that we may not amend our DRP to terminate a participant’s right to withdraw from our DRP.

If our DRP is terminated, we will update our stock records to include the number of whole shares in your DRP account. For any fractional shares of stock in your DRP account, our DRP Administrator may either (i) send you a check in payment for any fractional shares in your account or (ii) credit your stock ownership account with any such fractional shares.
What are the federal income tax consequences of participation in the DRP?
The following discussion summarizes the principal federal income tax consequences, under current law, of participation in our DRP. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (such as tax-exempt organizations, insurance companies, financial institutions, broker dealers and non-U.S. persons). For a more detailed discussion of certain tax considerations, see “U.S. Federal Income Tax Considerations” below. The U.S. federal income tax consequences of participation in our DRP are not entirely clear, and the discussion below is based on various rulings of the Internal Revenue Service, or IRS, regarding several types of dividend reinvestment plans. However, we have not received a ruling from the IRS regarding our DRP. Additionally, this discussion is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any participant in our DRP will not be successfully challenged by the IRS. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in our DRP and the disposition of any shares purchased pursuant to our DRP.
Reinvested Distributions. Stockholders subject to federal income taxation who elect to participate in our DRP will incur a tax liability for distributions to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested pursuant to our DRP. Specifically, DRP participants will be treated as if they received the distribution from us and then applied such distribution to purchase the shares in our DRP. The measure of the amount of a distribution pursuant to our DRP (or other in-kind distribution of property) which is potentially taxable is generally equal to the fair market value of the property on the date of the distribution. However, income tax regulations issued by the U.S. Department of Treasury provide that in the case of a corporation, such as a regulated investment company, which regularly distributes its earnings and profits, the amount that is deemed to be received by a stockholder upon a distribution of stock of that corporation is considered to be equal to the amount of cash that could have been received by the stockholder had it not elected to receive stock. As a REIT, we generally distribute our earnings and profits. We will report to you and to the IRS the amount of Stock Distributions and other distributions which we calculate are taxable to you as dividends.
A participant will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend or as a “qualified dividend.” In such case, such designated portion of the distribution will be taxed as a capital gain. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and any distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock. Any income with respect to the DRP will be included in a participant’s net investment income for purposes of the 3.8% Medicare tax.
Withholding. In the case of participating stockholders whose distributions are subject to withholding of federal income tax, distributions will be reinvested less the amount of tax required to be withheld.
How will the shares purchased through the DRP be recorded on the company’s books?
All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in our DRP will be shown on your statement of account.
How may I sell shares acquired under the DRP?
You may sell the shares held in our DRP, and your other shares, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there currently is no public market for shares of our common stock. We do not expect a public market for our stock to develop prior to a listing on a national stock exchange, which may not occur in the near future or at all. Consequently, there may not be a readily available buyer for your shares. We have adopted a share repurchase plan to provide limited liquidity for our stockholders. However, our board may, in its sole discretion, amend, suspend, or terminate our share repurchase program at any time upon 10 days prior written notice, except that changes in the number of shares that can be redeemed during any calendar year will take effect only upon 10 business days prior written notice. Therefore, you may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program.

Your transfer of shares will terminate participation in our DRP with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to us that such transferee meets the requirements for participation hereunder, including the suitability standards set forth in this prospectus, and affirmatively elects participation by delivering an executed distribution change form or other instrument required by us.
What are the voting rights of shares acquired under the DRP?
Shares in your DRP account will be voted as you direct. As a stockholder, you will receive a proxy card in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRP account. You may also vote your shares, including those in your DRP account, in person at any annual or special meeting of stockholders.

What law governs the DRP?
The laws of the State of Maryland will govern the terms, conditions and operation of the DRP.
Who can help answer my questions or provide me with documents relating to the DRP?
If you have questions about the DRP or would like to request forms related to the DRP and documents incorporated by reference into this prospectus, please contact:

NorthStar Real Estate Income II, Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. federal income tax consequences for participants in our DRP

We urge you to consult your tax advisor regarding the specific tax consequences to you in connection with your participation in our DRP, including without limitation, your tax basis and holding period for our common stock acquired under our DRP, the character, amount and tax treatment of any gain or loss realized on the disposition of common stock and potential changes in the applicable law. The following is a brief summary of the material federal income tax considerations applicable to our DRP, is for general information only, does not purport to address all U.S. federal income tax consequences that may be material to a particular participant in our DRP, and is not legal or tax advice. Moreover, this summary does not, except as otherwise noted, deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, non-U.S. individuals and foreign corporations, U.S. expatriates, persons who mark-to-market our common stock, subchapter S corporations, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, regulated investment companies and REITs, trusts and estates, holders who receive our common stock through the exercise of employee stock options or otherwise as compensation, persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, persons subject to the alternative minimum tax provisions of the Code, and persons holding our common stock through a partnership or similar pass-through entity. This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment. It is also based on the assumption that we are, and continue to qualify for taxation as a REIT. The statements in this section are based on the current federal income tax laws as of the date of this prospectus. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

The U.S. federal income tax consequences of participation in our DRP are not entirely clear, and the discussion below is based on various rulings of the IRS regarding several types of dividend reinvestment plans. However, we have not received a ruling from the IRS regarding our DRP. Additionally, this discussion is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any participant in our DRP will not be successfully challenged by the IRS. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in our DRP and the disposition of any shares purchased pursuant to our DRP.

As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is a citizen or resident of the United States, a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia, an estate whose income is subject to federal income taxation regardless of its source, or any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock and participate in our DRP, you should consult your tax advisor regarding the consequences of participation in our DRP and the ownership and disposition of our common stock by the partnership.

For federal income tax purposes, if you elect to reinvest the cash dividends paid on our stock through our DRP, you will nevertheless be treated as having received a distribution with respect to your shares, a “Stock Distribution.” The following discussion of the U.S. federal tax treatment of distributions on our common stock also applies to Stock Distributions received through your participation in our DRP, and the following discussion of the U.S. federal tax treatment on the disposition of our common stock also applies to the disposition of common stock that you receive pursuant to our DRP.

A taxable U.S. stockholder must generally take into account as ordinary income any distributions, including Stock Distributions pursuant to our DRP, made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. The measure of the amount of a Stock Distribution pursuant to our DRP (or other in-kind distribution of property) which is potentially taxable is generally equal to the fair market value of the property on the date of the distribution. In the event that the terms of the DRP are amended and shares of our common stock are subsequently issued pursuant to the DRP at a discount, or if the stated price per share (initially $9.05) is determined not to be equal to the per share fair market value on the date that shares of our common stock are distributed pursuant to the DRP, the amount of a Stock Distribution which is taxable may not be equal to the amount that would have been taxable to a particular stockholder if it had not elected to participate in the DRP and had instead received its distribution in cash. However, income tax regulations issued by the U.S. Department of Treasury provide that in the case of a corporation, such as a regulated investment company, which regularly distributes its earnings and profits, the amount that is deemed to be received by a stockholder upon the receipt of a distribution in stock is considered to be equal to the amount of cash that could have been received by the stockholder had it not elected to receive stock. As a REIT, we generally distribute our earnings and profits. Accordingly, amounts taxable to a participant in our DRP might not be affected by changes in the value of shares of our common stock between the date on which the number of shares to be distributed is determined and the date on which those shares are actually distributed, or by the use of discounts or other changes in pricing that would cause the fair market value of shares received pursuant to the DRP to differ from the amount of cash that a stockholder would have been entitled to receive had it not elected to participate in the DRP. We will report to you and to the IRS the amount of Stock Distributions and other distributions which we calculate are taxable to you as dividends.

A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends, including Stock Distributions, paid to a U.S. stockholder generally will not qualify for the favorable tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by taxable domestic C corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends, including Stock Distributions, generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends, including Stock Distributions, will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income in a particular year). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions, including Stock Distributions, that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions, depending on the nature of our income underlying such distribution. A U.S. stockholder that is a corporation may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

With respect to distributions, including Stock Distributions, that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute as described below, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is currently 20% for sales and exchanges of assets held for more than one year and the rate is 35% in the case of U.S. stockholders that are corporations. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on dividends, interest and certain other investment income, including capital gains from the sale or other disposition of our common stock.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax that we paid.

A U.S. stockholder will not incur tax on a distribution, including a Stock Distribution, in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock, but not below zero. To the extent that the adjusted basis of the stock is reduced to zero, the remaining amount of the distribution, if any, will then be treated as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming that the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S.

stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of a 4% excise tax that may be imposed on us as a REIT if our annual distributions are less than prescribed percentages of our ordinary and capital gain income for the year. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us, including a Stock Distribution, and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions, including a Stock Distribution, from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the limitations on the deductibility of investment interest expense. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

The tax basis in your common stock acquired pursuant to our DRP will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period for such shares of common stock generally begins on the day following the date on which the common stock is credited to your account.

Tax consequences of dispositions of shares acquired pursuant to our DRP
When you withdraw shares from our DRP, you generally will not realize any taxable income. You may recognize a gain or loss upon your disposition of common stock received pursuant to our DRP. A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock received pursuant to our DRP as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

FATCA
The Foreign Account Tax Compliance Act (“FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including distributions as well as gross proceeds from sales of stock giving rise to such distributions) made to a foreign entity if such entity fails to satisfy certain new disclosure and reporting rules.

FATCA generally requires that (i) in the case of a foreign financial institution (defined broadly to include a bank, certain insurance companies, a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information with respect to financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information with respect to substantial U.S. owners of such entity.

FACTA withholding currently applies in the case of payments of U.S. source fixed or determinable annual or periodic (“FDAP”) income, such as distributions, and will apply beginning January 1, 2019, with respect to the payment of gross proceeds from sale transactions. The United States Treasury has signed intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Investors participating in our DRP through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.

Application of backup withholding and information reporting provisions

We or our DRP Administrator may be required to deduct “backup withholding” from distributions that we pay to any stockholders regardless of whether the distributions are reinvested pursuant to our DRP, in which case only the net amount of the distribution, after deduction for any such withholding, will be reinvested under our DRP. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in your account.

Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, unless the stockholder (i) is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Cost Basis Reporting
Federal income tax information reporting rules apply to certain transactions in our shares, including shares of common stock acquired through our DRP. Where they apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis. The shares in the distribution reinvestment plan are also eligible for the “average cost” basis method, should you so elect. Stockholders should consult their tax advisors regarding the consequences of these rules.

PLAN OF DISTRIBUTION

We are offering a maximum of $300,000,000 in Class A and Class T shares of our common stock to our existing stockholders pursuant to the DRP. Shares of our common stock issued pursuant to the DRP are initially being offered at $9.05 per Class A and Class T share, which is the estimated per share value of our common stock of each class as of September 30, 2015, as approved and established by our board on November 10, 2015. Following any subsequent valuation of our shares of common stock, shares offered pursuant to the DRP will be offered at 100% of the most recently determined estimated value per share for such class of shares.

We will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to the DRP. The amount available for distributions on all Class T shares, including Class T shares issued pursuant to the DRP, will be reduced by the amount of distribution fees payable with respect to the Class T shares issued in the primary offering of our initial public offering. All Class T shares will receive the same per share distributions. The distribution fee is calculated on outstanding Class T shares issued in the primary offering of our initial public offering in an amount equal to 1.0% per annum of the gross offering price per share of the most recent estimated per share value of Class T shares. We will cease paying distribution fees with respect to each Class T share on the earliest to occur of the following: (i) a listing of shares of our common stock on a national securities exchange; (ii) such Class T share is no longer outstanding; (iii) our dealer manager’s determination that total underwriting compensation from all sources, including dealer manager fees, selling commissions, distribution fees and any other underwriting compensation paid to participating broker dealers with respect to all Class A shares and Class T shares would be in excess of 10% of the gross proceeds of the primary portion of this offering; or (iv) the end of the month in which the transfer agent, on our behalf, determines that total underwriting compensation with respect to the Class T primary shares held by a stockholder within his or her particular account, including dealer manager fees, selling commissions, and distribution fees, would be in excess of 10% of the total gross offering price at the time of the investment in the Class T Shares held in such account. We cannot predict if or when this will occur. All Class T shares will automatically convert into Class A shares upon a listing of shares of our common stock on a national securities exchange. With respect to item (iv) above, all of the Class T shares held in a stockholder’s account will automatically convert into Class A shares as of the last calendar day of the month in which the 10% limit on a particular account is reached. With respect to a conversion of Class T shares into Class A shares, each Class T share will convert into an amount of Class A shares based on the respective net asset value per share for each class. Stockholders will receive notice that their Class T shares have been converted into Class A shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent, notification from the transfer agent or notification through the next account statement following the conversion. We currently expect that any such conversion will be on a one-for-one basis, as we expect the net asset value per share of each Class A share and Class T share to be the same, except in the unlikely event that the distribution fees payable by us exceed the amount otherwise available for distribution to holders of Class T shares in a particular period (prior to the deduction of the distribution fees), in which case the excess will be accrued as a reduction to the net asset value per share of each Class T share.

LIMITED LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS
Subject to certain limitations, our charter limits the personal liability of our stockholders, directors and officers for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, officers and advisor and our advisor’s affiliates. We also provide directors’ and officers’ liability insurance coverage to our officers and directors.
The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.
Under the MGCL, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
However, our charter provides that we may only indemnify our directors and our advisor and its affiliates for loss or liability suffered by them or hold them harmless for loss or liability suffered by us if all of the following conditions are met:

•	the indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the indemnitee was acting on our behalf or performing services for us;

•	in the case of affiliated directors and our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct;

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
We have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under our advisory agreement subject to the limitations set forth immediately above. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in our advisory agreement.
The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.
The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors and our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We may advance funds to our directors, our advisor and its affiliates for legal expenses and other costs incurred as a result of legal action for which indemnification is being sought only if all of the following conditions are met:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us;

•	the party seeking indemnification has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•
the legal action is initiated by a third-party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction approves such advancement; and

•
the party seeking indemnification provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals. The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers’ and directors’ under directors’ and officers’ liability insurance.
LEGAL MATTERS
The legality of the shares of our common stock being offered hereby has been passed upon for us by Venable LLP.

EXPERTS
The audited consolidated financial statements and schedules of NorthStar Real Estate Income II, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants upon the authority of said firm as experts in accounting and auditing.
The audited statement of revenues and certain expenses of the Mid-South Portfolio (as defined in our Current Report on Form 8-K/A, filed with the SEC on September 2, 2015) incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, upon the authority of said firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, until the DRP is terminated comprise the incorporated documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 18, 2016;

•
Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 12, 2016, for the quarter ended June 30, 2016, filed with the SEC on August 12, 2016, and for the quarter ended September 30, 2016, filed with the SEC on November 14, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on March 24, 2016, June 3, 2016, June 14, 2016, June 29, 2016, August 25, 2016, September 8, 2016 and September 26, 2016;

•	Current Report on Form 8-K/A filed with the SEC on September 2, 2015;

•	Our Definitive Proxy Statement on Schedule 14A filed on April 27, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-55189) filed with the SEC on April 28, 2014.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to NorthStar Real Estate Income II, Inc., Attn: Investor Relations, 399 Park Avenue, 18th Floor, New York, New York 10022, (212) 547-2600.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E.,

Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

APPENDIX A:

NORTHSTAR REAL ESTATE INCOME II, INC.
AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
This AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN (“Plan”) is adopted by NorthStar Real Estate Income II, Inc., a Maryland corporation (the “Company”), pursuant to its charter (the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.
1.   Distribution Reinvestment.   As agent for the stockholders (“Stockholders”) of the Company who: (i) purchase shares of the Company’s common stock (“Shares”) pursuant to the Company’s initial public offering (the “Initial Offering”) or (ii) purchase Shares pursuant to any future offering of the Company (“Future Offering”), and who elect to participate in the Plan (the “Participants”), the Company will apply all distributions declared and paid in respect of the Shares held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares of the same class for such Participants directly, if permitted under state securities laws and, if not, through our Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. A Participant may designate all or a portion of his or her shares for inclusion in the Plan, provided that Distributions will be reinvested only with respect to Shares under the Plan.
2.    Effective Date.   The effective date of this Plan shall be the date that the minimum offering requirements (as defined in the Prospectus relating to the Initial Offering) are met in connection with the Initial Offering.
3.    Procedure for Participation.   Any Stockholder who has received a Prospectus, as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, our Dealer Manager or a Soliciting Dealer. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company. The Company intends to make Distributions on a monthly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange, such Participant does not meet the minimum income and net worth standards for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement, such Participant will promptly so notify the Company in writing.
4.    Purchase of Shares.   Participants will acquire Shares from the Company under the Plan (the “Plan Shares”) at a price equal to $9.50 per Class A Share and $9.10 per Class T Share unless the Company’s Board of Directors determines to change the offering price of Shares sold in the primary offering. At that time, Plan Shares will be priced at 96.25% of the then current offering price of such class of Shares sold in the primary offering. If the Company is no longer offering Shares in a public offering, Plan Shares will be issued at a price equal to the estimated value per Share of such class of Shares, if any has been disclosed. If the Company is no longer offering Shares in a public offering, but has not disclosed an estimated per Share value for each class of Shares prior to the termination of the offering, then the offering price for each class of Shares in effect immediately prior to the termination of the offering will be deemed the estimated per Share value for such class of Shares for purposes of the Plan. Participants in the Plan may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.
Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) the Plan Shares which will be registered with the SEC in connection with the Company’s Initial

A-1

Offering; (ii) Shares to be registered with the SEC in a Future Offering for use in the Plan (a “Future Registration”); or (iii) Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”).
Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.
If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.
5.    Taxes.   REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS.
6.    Share Certificates.   The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.
7.    Reports.   Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on such Stockholder’s investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized quarterly report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.
8.    Termination by Participant.   A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Company a written notice. Prior to the listing of the Shares on a national stock exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Company will ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Distributions will be distributed to the Stockholder in cash.
9.    Amendment, Suspension or Termination of Plan by the Company.   The Board of Directors of the Company may by majority vote (including a majority of the Independent Directors) amend, suspend or terminate the Plan for any reason, except to eliminate a Participant’s ability to withdraw from the Plan, upon ten days written notice to the Participants.
10.    Liability of the Company.   The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

A-2

APPENDIX B

NorthStar
REAL ESTATE INCOME II

877.940.8777
NorthStarSecurities.com/Income2

Distribution Change

1. Account Information

Name of Trust/Corporation/Plan/Other (please print)

SSN or TIN of Trust/Corporation/Plan/Other

Investor/Trustee/Authorized Signer (please print)

SSN/TIN of Investor/Trustee/Authorized Signer

Co-Investor/Co-Trustee/Co-Authorized Signer (if applicable)

SSN/TIN of Co-Investor/Co-Trustee/Co-Authorized Signer

NorthStar Account Number

Custodian's Account Number (if applicable)

2. Distribution Information

Distribution Reinvestment Plan (DRP)* %

* In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address on record or to your Custodian for deposit in your Custodial account.

Cash Distribution (Choose One Only)

Cash: Send check to my Custodian. (custodian accounts only) %

Cash: Send check to the address on record. (non-custodian accounts only) %

Cash: Send check to a third party - **fill out information to the right.** (non-custodian accounts only) %

Cash: Direct Deposit via ACH - **fill out information to the right.** (non-custodian accounts only) %

Total of DRP and Cash **100%**

Fill out information below If you checked **Cash: Send check to a third party** or **Cash: Direct Deposit via ACH**.

Financial Institution/Third Party

Address

City

State

Zip Code

ABA Routing Number (direct deposit via ACH only)

Account Number

☐ Checking ☐ Savings (attach a voided, pre-printed check or deposit slip)

☐ Brokerage/Other (send check to a third party only)

3. Signature Execution

Signature of Investor/Trustee/Authorized Signer

Date

Signature of Co-Investor/Co-Trustee/ Co-Authorized Signer

Date

Signature of Custodian

Date

Medallion Signature Guarantee - **CUSTODIAN**

Return to: NorthStar Income II, c/o DST Systems, Inc. • P.O. Box 219923 • Kansas City, MO • 64121-9923
Express/Overnight delivery: NorthStar Income II, c/o DST Systems, Inc. • 430 W. 7th St., Kansas City, MO • 64105-1047
Fax: 866.825.1373 | **NorthStar Investor Relations:** 877.940.8777

10.2015

B-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All amounts are estimated.

	Amount

SEC registration fee	$	__*
FINRA filing fee		__*
Accounting fees and expenses		5,000
Legal fees and expenses		38,000
Blue Sky fees and expenses		8,000
Printing and postage expenses		35,000
Miscellaneous		3,000

Total		$89,000
* SEC registration fee and FINRA filing fee previously paid in connection with the primary public offering.
Item 15.     Indemnification of Directors and Officers.
Subject to certain limitations, our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages. Our charter also provides that we will generally indemnify our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.
The Maryland General Corporation Law, or the MGCL, permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, the MGCL requires a Maryland corporation (unless its charter provides otherwise, which ours does not) to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlement and expenses actually incurred in a proceeding unless the following can be established: (a) an act or omission of the director or officer was material to the cause of action adjudicated in the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services or (c) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Under the MGCL, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if is ultimately determined that the standard of conduct was not met.
However, our charter provides, in addition to the limitations under the MGCL, that we will not indemnify a director, the advisor or an affiliate of the advisor for any liability or loss suffered by such indemnitee or hold such indemnitee harmless for any liability or loss suffered by us if: (i) the loss or liability was the result of negligence or misconduct if the indemnitee is an affiliated director, the advisor or an affiliate of the advisor; or if the indemnitee is an independent director, the loss or liability was the result of gross negligence or willful misconduct; (ii) the indemnitee has not determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests or (iii) the indemnitee was not acting on behalf of or performing services for us.
In addition, we will not provide indemnification to a director, the advisor or an affiliate of the advisor for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violation as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violation of securities laws.
Pursuant to our charter, we may pay or reimburse reasonable expenses incurred by a director, the advisor or an affiliate of the advisor in advance of final disposition of a proceeding only if the following are satisfied: (i) the indemnitee was made a party to the proceeding by reason of the performance of duties or services on our behalf; (ii) the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by the charter; (iii) the indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct and (iv) the legal proceeding was initiated by a third-party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933, as amended, or the Securities Act. Any indemnification or agreement to hold harmless may be paid only out of our net assets, and no portion may be recoverable from the stockholders.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors’ and officers’ liability insurance.
Item 16.        Exhibits.
The list of exhibits filed part of this Registration on Form S-3 is submitted in the Exhibit Index following the signature page.
Item 17.        Undertakings
(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post- effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 17, 2016.

NorthStar Real Estate Income II, Inc.

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chairman of the Board, Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the following capacities and on November 17, 2016.

Signatures	Title

/s/ Daniel R. Gilbert	Chairman of the Board, Chief Executive
Daniel R. Gilbert	Officer and President (Principal Executive Officer)

/s/ Frank V. Saracino	Chief Financial Officer and Treasurer
Frank V. Saracino	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Jonathan T. Albro
*	Director
Charles W. Schoenherr
*	Director
Chris S. Westfahl
*	Director
Winston W. Wilson

/s/ Daniel R. Gilbert
Daniel R. Gilbert, * as attorney-in fact

EXHIBIT INDEX

Exhibit No.	Description
1.1
Amended and Restated Dealer Manager Agreement, dated as of October 16, 2015 (filed as Exhibit 1.1 to Post-Effective Amendment No. 12 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on January 11, 2016, and incorporated herein by reference).

1.2	Form of Amended and Restated Participating Dealer Agreement (included as Appendix A to Exhibit 1.1).
4.2*	Distribution Reinvestment Plan. Included herewith as Appendix A to the Prospectus.
5.1
Opinion of Venable LLP as to the legality of the securities being registered (filed as Exhibit 5.1 to Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 11 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on October 9, 2015, and incorporated herein by reference).

23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1).
24.1
Power of Attorney (included on signature page to Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on May 2, 2013, and incorporated herein by reference).

24.2
Power of Attorney (Independent Director) (filed as Exhibit 24.2 to Post-Effective Amendment No. 14 to the Company’s Registration Statement on Form S-11 (File No. 333-185640) filed with the SEC on April 15, 2016, and incorporated by reference).

* Filed herewith.